(GALEY & LORD icon appears here.)         P.O. Box 35528
                                          Greensboro, North Carolina 27425-0528



(GNL                                        Contact:   Michael R. Harmon
 Listed                                                EVP/CFO
 NYSE icon appears here.)                              (336) 665-3037




             GALEY & LORD COMPLETES ACQUISITION OF DOMINION TEXTILE
                           APPAREL FABRICS BUSINESSES


GREENSBORO, NC, JANUARY 30, 1998/PRNewswire - Galey & Lord, Inc. (NYSE: GNL) announced today that it has completed the acquisition of Dominion Textile's apparel fabrics businesses from DT Acquisition Inc., an affiliate of Polymer Group Inc. (NYSE: PGH). The apparel fabrics businesses consist of Swift Denim, Klopman International, S.p.A. and Swift Europe. Swift Denim is the second largest supplier of denim in the world, Klopman is one of the largest suppliers of uniform fabrics in Europe and Swift Europe is a major international supplier of denim to Europe, North Africa and Asia.

Arthur C. Wiener, Chairman and Chief Executive Officer of Galey & Lord, said, "This combination of businesses makes Galey & Lord not only bigger, but better. Swift is recognized as a global leader in the denim industry. Its position as the number two worldwide producer, coupled with its leadership in value added products makes the company a premier property.

We believe combining these businesses with Galey & Lord's corduroy and cotton casual fabric business, as well as the Company's garment making capabilities, creates one of the most important companies producing textiles for the apparel and uniform trades. We look forward to the advantages of combining these two companies."

Galey & Lord is a leading manufacturer of high-quality woven cotton and cotton-blended apparel fabrics, sold principally to manufacturers of sportswear and commercial uniforms. The Company also manufactures fabrics used in home furnishings, including comforters, bedspreads and curtains. In June 1996, the Company began offering finished garments to its branded apparel customers through G&L Service Company, North America, Inc.